                                     BYLAWS

                                       OF

                        PHYSICIAN PARTNERS CORVALLIS, P.C.

                                     BYLAWS
                                       OF
                        PHYSICIAN PARTNERS CORVALLIS, P.C.

ARTICLE                                 ITEM                        PAGE NUMBER

     I          Offices. . . . . . . . . . . . . . . . . . . . . . . . . 1

    II          Business of the Corporation. . . . . . . . . . . . . . . 1

   III          Meetings of Shareholders . . . . . . . . . . . . . . . . 1

    IV          Directors. . . . . . . . . . . . . . . . . . . . . . . . 3

     V          Notices:  Written Action by Directors
                  or Shareholders. . . . . . . . . . . . . . . . . . . . 5

    VI          Officers . . . . . . . . . . . . . . . . . . . . . . . . 5

   VII          President. . . . . . . . . . . . . . . . . . . . . . . . 6

  VIII          Vice President . . . . . . . . . . . . . . . . . . . . . 6

    IX          Secretary. . . . . . . . . . . . . . . . . . . . . . . . 6

     X          Treasurer. . . . . . . . . . . . . . . . . . . . . . . . 7

    XI          Employment Contracts . . . . . . . . . . . . . . . . . . 7

   XII          Certificate for Shares . . . . . . . . . . . . . . . . . 8

  XIII          General Provisions . . . . . . . . . . . . . . . . . . . 8

   XIV          Board Committees . . . . . . . . . . . . . . . . . . . . 9

    XV          Peer Review Committee;
                 Professional Standards Committee. . . . . . . . . . . . 9

   XVI          Indemnification. . . . . . . . . . . . . . . . . . . . . 14

  XVII          Amendments . . . . . . . . . . . . . . . . . . . . . . . 15

                                     BYLAWS
                                       OF
                        PHYSICIAN PARTNERS CORVALLIS, P.C.


                                    ARTICLE I
                                     OFFICES

     Sec. 1. The corporation's registered office shall be located at 3680 N.W. Samaritan Drive, Corvallis, Oregon.

     Sec. 2. The corporation may also have offices at other locations within the State of Oregon, as the Board of Directors may from time to time determine or as the business of the corporation may require.

                                   ARTICLE II
                           BUSINESS OF THE CORPORATION

     Sec. 1. The business of the corporation is to conduct the professional practice of medicine and to provide other services and perform other functions necessary and incidental thereto. The professional services shall be rendered only through individuals who are licensed to render that particular service within the State of Oregon and who are shareholders, directors, officers, employees, or agents of the corporation.

     Sec. 2. The corporation shall not do any act which is prohibited to a person licensed to practice medicine in the State of Oregon.

     Sec. 3. The corporation shall comply with all rules and regulations of the Oregon State Board of Medical Examiners applicable to professional medical corporations and shall not perform any services without first obtaining a Certificate of Registration from the Oregon State Board of Medical Examiners.

     Sec. 4. The corporation shall conduct its business in accordance with ORS Chapter 58.

                                   ARTICLE III
                            MEETINGS OF SHAREHOLDERS

     Sec. 1. Meetings of the shareholders shall be held at the office of the corporation in Corvallis, Oregon, or at such other place as shall be designated in the notice of meeting.

     Sec. 2. An annual meeting of shareholders shall be held in March of each year at which time the shareholders shall elect officers, elect members of the Board of Directors

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and transact other business which is properly brought before the meeting.

     Sec. 3. Special meetings of the shareholders for any purpose may be called by the President or the Board of Directors and shall be called by the President upon the written demand of the holders of not less than one-tenth of all the votes entitled to be cast on any issue proposed to be considered at the meeting. The demand shall describe the purposes for which the meeting is to be held and shall be signed, dated and delivered to the Secretary.

     Sec. 4. Notice shall be given of the annual meeting time and place not less than ten (10) days before the meeting date. Notice of a special meeting shall be given by the Secretary by delivering a written notice of said meeting to each shareholder not less than ten (10) days before the meeting date. The attendance of any shareholder at a meeting shall be deemed a waiver of any defect in the giving of notice to said shareholder of said meeting except as otherwise provided by law.

     Sec. 5. An agenda of topics to be discussed at any meeting of shareholders shall be included with any notice of a meeting, but other topics may be added to the agenda at the meeting.

     Sec. 6. A majority of the votes entitled to be cast on the matter by the shareholders present in person or represented by proxy constitutes a quorum for action on that matter. Once a share is represented for any purpose at a meeting, it shall be present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting. If a quorum is not present or represented at any shareholders' meeting, the shareholders present in person or represented by proxy shall have the power, without notice other than an announcement at the meeting, to adjourn the meeting from time to time until a quorum is present or represented. A new record date must be set if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

     Sec. 7. If a quorum exists, action on a matter, other than on the election of directors, actions on matters concerning the Common Stock of the corporation, amendments to the Articles of Incorporation or these Bylaws, or as otherwise hereinafter provided, is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless a greater number of affirmative votes is required by law, the Articles of Incorporation or these Bylaws. Unless otherwise provided in the Articles of Incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The vote of the holders of two-thirds of the outstanding Common Stock shall be required to approve any actions or matters concerning the Common Stock of the corporation, amendments to the Articles of Incorporation or these Bylaws, and the election of directors.

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     Sec. 8.  A shareholder may vote either in person or by a proxy.  Prior to the time the proxy is to be exercised, a notification of proxy must be communicated by the grantor of the proxy in writing to the Administrator or to any member of the Board. A proxy may be given only to another shareholder of the corporation. No proxy shall be valid after thirty (30) days from the date of its execution, unless otherwise provided in the proxy. A voting trust may not be created to vote the shares of the corporation.

                                   ARTICLE IV
                                    DIRECTORS

     Sec. 1. The Board of Directors shall consist of six (6) directors, each serving a three (3) year term. A director elected at an annual meeting shall hold office until the annual meeting of shareholders at which the director's term of office expires and until the director's successor shall have been elected. Each director shall be and continuously remain a shareholder during the director's term of office. Directors must be persons licensed to practice medicine in the State of Oregon.

     Sec. 2. The Board of Directors shall manage and control the business and affairs of the corporation, but the Board may delegate certain duties to the Administrator hired by the corporation.

     Sec. 3. The Board shall approve recruiting, and set the employment contract terms for shareholder physicians, for non-shareholder physicians, and other professional providers.

     Sec. 4. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director so elected to fill a vacancy shall be elected to serve until the next annual meeting of the shareholders; at the next annual meeting of shareholders, the shareholders shall elect a director to serve the remainder of the term to which the original vacating director was elected. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.

     Sec. 5. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Oregon, at such place as is designated by the President or by the Board.

     Sec. 6. The regular annual meeting of the Board of Directors shall be held immediately following the annual meeting of the shareholders, at the time and place determined by the Board of Directors.

     Sec. 7. Special meetings of the Board of Directors may be called by the President

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alone, or by the President or Secretary on the written request of two directors.

     Sec. 8. A notice of any meeting of the Board of Directors, together with an agenda of topics scheduled to be discussed at such meeting, shall be delivered to each director and shareholder not less than twenty-four (24) hours prior to such meeting. Other items may be added to the agenda at the meeting.

     Sec. 9. A majority of the total number of directors shall constitute a quorum for the transaction of business at a meeting of the Board of Directors. The act of two-thirds of the directors present and voting at a meeting attended by a quorum shall be the act of the Board of Directors.

     Sec. 10. A director's attendance at a meeting shall constitute a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully convened.

     Sec. 11. Executive session shall be in effect upon declaration by the Presiding Officer at any time the Board is considering peer review information and may be declared in other circumstances upon action of two-thirds of the directors present and voting at a meeting at which a quorum is present. Executive session will be called only for the purpose of discussing sensitive or peer review matters. No action will be taken in executive session except with respect to peer review matters. "Executive session" means any meeting or part of a meeting in which attendance and participation is closed to persons who are not voting members of the Board or otherwise required for deliberation or consideration of the matter for which executive session was called.

     Sec. 12. Any shareholder may attend any meeting of the Board of Directors other than an executive session, but a shareholder shall not be entitled to participate in the proceedings at said meeting unless granted permission to do so by the Board of Directors.

     Sec. 13. Minutes of all meetings of the Board of Directors, except executive session, shall be prepared and delivered to each shareholder within five (5) working days after the meeting. Within ten (10) working days following the adoption of actions by the Board of Directors, such actions may be challenged by the holders of not less than twenty percent of the outstanding Common Stock. Such challenge shall be presented to the President. The Board action in question shall then be held in abeyance until resolved by a meeting of the shareholders. The President shall call a special meeting of shareholders to hear the objection and to resolve the issue. If any action of the Board of Directors is not challenged in the foregoing manner within said period, the action shall be conclusively binding upon the corporation on the tenth day after such action was adopted.

     Sec. 14. The Board of Directors shall be compensated for their services as follows:

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          The President shall be paid annual compensation equal to eight (8%)
          percent of the average gross salary and bonuses from the corporation of all shareholders for the year.

          The other members of the Board of Directors shall be paid annual compensation equal to four (4%) percent of the average gross salary and bonuses from the corporation of all shareholders for that year.

     Sec. 15. Any director elected by the shareholders or appointed by the Board of Directors may be removed by the shareholders whenever in their judgement the best interest of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

                                    ARTICLE V
              NOTICES; WRITTEN ACTION BY DIRECTORS OR SHAREHOLDERS

     Sec. 1. Whenever, under the provisions of the Oregon Professional Corporation Act or of these Bylaws, notice is required to be given to any director or shareholder, it shall not be construed to mean personal notice, but such notice may be given in writing and delivered to that director or shareholder.

     Sec. 2. Whenever any notice is required to be given to any shareholder or director under the provisions of the Oregon Professional Corporation Act or by these Bylaws, a waiver signed at any time by the person entitled to this notice shall be deemed equivalent to the giving of this notice.

     Sec. 3. Any action required by the Oregon Professional Corporation Act to be taken at a meeting of directors or shareholders, or any other action which may be taken at such a meeting, may be taken without a meeting if a quorum is represented by written ballot, and the number of votes required to pass such an action is received.

                                   ARTICLE VI
                                    OFFICERS

     Sec. 1. The principal officers of the corporation shall consist of a President, a President-Elect who will also serve as the Vice President, a Secretary and a Treasurer, each of whom shall be elected by the shareholders. The President-Elect shall have a minimum of one year's experience as a member of the Board of Directors. The offices of Secretary and Treasurer may be held by the same person.

     Sec. 2. The shareholders at their annual meeting shall choose a President, a Vice President, who will be the President-Elect, a Secretary and a Treasurer, each of whom must be a member of the Board of Directors who has served as a director for at least one

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year at the time of election.  Each officer shall be and continuously remain a shareholder.

     Sec. 3. The Board of Directors may elect or appoint other officers. Except as specifically provided in these Bylaws, the salaries, the term of office, the duties and the authority of such other officers of the corporation shall be fixed by the Board of Directors.


     Sec. 4. The officers of the corporation shall hold office until their successors are elected and qualified. Any officer elected by the shareholders or appointed by the Board of Directors may be removed by the shareholders whenever in their judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. If the office of any of the officers becomes vacant for any reason, the vacancy shall be filled by the Board of Directors.

                                   ARTICLE VII
                                    PRESIDENT

     Sec. 1. The President shall be the chief executive officer of the corporation. The President shall preside at all meetings of the shareholders and Board of Directors, shall have general and active management of the business of the corporation, and shall supervise the execution of all orders and resolutions of the Board of Directors. The President may delegate the day to day operation and management of the corporation to an Administrator hired by the Board of Directors.

     Sec. 2. The President shall execute all documents, except when the law or when the Board of Directors requires or authorizes another agent to execute a document, either jointly with the President or solely, or when the President designates another person to execute the document.

                                  ARTICLE VIII
                                 VICE PRESIDENT

     Sec. 1. The Vice President shall have the same powers as, and may be required to perform all of the duties of, the President in the absence of the President or in the event of the President's disability or inability to act or refusal to act. The Vice President shall also serve as the President-Elect.

                                   ARTICLE IX
                                    SECRETARY

     Sec. 1. The Secretary shall attend all meetings of the shareholders and Board of Directors and record and sign the minutes of all proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings to the

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shareholders and members of the Board of Directors and shall perform such other duties as may be prescribed by the Board of Directors or President, who shall supervise the Secretary. The Secretary shall execute any documents on behalf of the corporation when the law or the Board of Directors requires the Secretary to do so or when the President designates that the Secretary shall do so. The Secretary may delegate duties to the Administrator hired by the Board of Directors.

                                    ARTICLE X
                                    TREASURER

     Sec. 1. The Treasurer shall have the custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements in the corporate books, and shall deposit all monies and other valuables in the name and to the credit of the corporation in the depositories designated by the Board of Directors.

     Sec. 2. The Treasurer shall disburse the funds of the corporation when proper to do so and obtain receipts for the disbursements. The Treasurer shall render to the President and directors, at the regular meetings of the Board or whenever they may require, an account of all the Treasurer's transactions as Treasurer and of the financial condition of the corporation.

     Sec. 3. The Treasurer may delegate duties to the Administrator hired by the Board of Directors.

                                   ARTICLE XI
                              EMPLOYMENT CONTRACTS

     Sec. 1. Subject to Article IV, Section 3, the Board of Directors may employ persons who are licensed medical practitioners in the State of Oregon to provide medical services to patients of the corporation, regardless of whether said persons are shareholders of the corporation. The Board of Directors shall negotiate the terms of said contracts. Unless otherwise provided by the Board of Directors, the Employment Contracts shall be signed in behalf of the corporation by the President.

     Sec. 2. The Board of Directors may employ an Administrator as general manager of the corporation and may fix the Administrator's compensation, term of service, duties and powers. The Administrator need not be licensed to practice medicine in the State of Oregon. Unless otherwise directed by the Board of Directors, the Employment Contract for the Administrator shall be signed on behalf of the corporation by the President. Alternatively, the corporation may enter into a practice management agreement for the management of the corporation.

     Sec. 3. The Board of Directors may employ a Medical Director for the corporation,

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and may set the responsibilities and compensation for the Medical Director.

                                   ARTICLE XII
                             CERTIFICATE FOR SHARES

     Sec. 1. The shares of the corporation shall be represented by certificates signed by the President and Secretary.

     Sec. 2. A new stock certificate shall be issued to the person entitled to the certificate upon surrender to the corporation or its transfer agent of a stock certificate, duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer; the old certificate shall be canceled and the transaction shall be recorded upon the books of the corporation.

     Sec. 3. The Board of Directors may direct a new certificate to be issued in place of any certificate previously issued by the corporation and which is alleged to have been lost or destroyed if the person making the allegations supplies the corporation with an affidavit of the alleged facts. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the alleged lost or destroyed certificate, or the owner's legal representative, to advertise the same in a manner required by the Board of Directors and/or to give the corporation an indemnity bond in an amount sufficient to indemnify the corporation against any claim that may be made against it with respect to the certificate alleged to have been lost or destroyed.

                                  ARTICLE XIII
                               GENERAL PROVISIONS


     Sec. 1. All checks or demands for money and notes of the corporation shall be signed by the officer or officers or other person or persons that the Board of Directors designates.

     Sec. 2.  The corporation shall not have a corporate seal.

     Sec. 3. Proper books of account shall be kept of all business transactions of the corporation. The books shall be kept on an accrual basis of accounting. Each shareholder or the shareholder's duly authorized representative shall have free access to examine the business records at any time during normal business hours. The books of account shall be audited as of the close of each calendar fiscal year by an independent certified public accountant. A copy of the report of the examination shall be delivered to each of the shareholders.

     Sec. 4. Such books of account, all correspondence, papers and documents shall

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belong to the corporation and shall be kept at the main office of the corporation, unless a practice management agreement has been adopted pursuant to
Article XI, Section 2, in which case appropriate documents may be maintained by the manager appointed pursuant to the practice management agreement.

                                   ARTICLE XIV
                                BOARD COMMITTEES

     Sec. 1. The Board of Directors may create one or more Board committees and appoint members of the Board of Directors to serve on them. Each Board committee shall have two or more members. The creation of a committee and appointment of members to it must be approved by a majority of all directors in office when the action is taken. By resolution of the Board of Directors, Board committee members may be paid reasonable compensation for services on committees and their expenses of attending committee meetings. Subject to any limitation imposed by the Board of Directors or by law, each committee may exercise all the authority of the Board of Directors in the management of the corporation except that a committee may not take any action that a committee is prohibited from taking by the Oregon Business Corporation Act.

     Sec. 2. Subject to the provisions of law, the Board of Directors shall have the power at any time to change the number of Board committee members, fill Board committee vacancies, change any Board committee members and change the functions and terminate the existence of a Board committee.

     Sec. 3. Each Board committee shall conduct its meetings in accordance with the applicable provisions of these Bylaws relating to meetings and action without meetings of the Board of Directors. Each Board committee shall adopt any further rules regarding its conduct, keep minutes and other records and appoint subcommittees and assistants as it deems appropriate.

                                   ARTICLE XV
             PEER REVIEW COMMITTEE; PROFESSIONAL STANDARDS COMMITTEE

     Sec. 1. The following standing committees, to be known respectively as the Peer Review Committee and the Professional Standards Committee, are hereby established:

     a. The Peer Review Committee shall consist of eleven members, five of whom shall be the members of the Professional Standards Committee appointed by the Board of Directors in accordance with subsection (b) of this Section 1 (who shall also serve on the Peer Review Committee by reason of and for the duration of their membership on the Professional Standards Committee), and six of whom shall be appointed directly to the Peer Review Committee by the Board of Directors to terms of three years that shall be staggered so that the terms of two such members expire each year. The Board of

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Directors shall also annually appoint a member of the Peer Review Committee to serve as Chairman of the committee. Notwithstanding the fact that a member of the Peer Review Committee appointed under this subsection (a) of this Section 1 may be appointed for a specific term, the Board of Directors, at its discretion, may replace any such appointed member at any time during that member's term for any reason satisfactory to the Board. Any such members may also be reappointed to serve consecutive terms. The members of the Peer Review Committee may, in the discretion of the Board of Directors, be compensated annually for their service on the committee.

     b. The Professional Standards Committee shall consist of five members, each appointed by the Board of Directors to serve a three-year term. Initially, one member shall be appointed to a one-year term; two members shall be appointed to serve a two-year term; and two members shall be appointed to serve a three-year term. The Board of Directors shall also annually appoint a member of the Professional Standards Committee to serve as Chairman of the committee. Notwithstanding the fact that a member of the committee may be appointed for a specific term, the Board of Directors, at its discretion, may replace any such member at any time during that member's term for any reason satisfactory to the Board and any such replacement member shall serve on both the Peer Review Committee and the Professional Standards Committee in accordance with this
Article XV. Any member of the committee may be reappointed, except that any member who has served two consecutive terms shall not be eligible for reappointment until at least one year has elapsed after the member ceases to serve on the Professional Standards Committee. The members of the Professional Standards Committee may, in the discretion of the Board of Directors, be compensated annually for their service on the committee.

     Sec. 2. The duties of the Peer Review Committee are to perform the following activities and functions relating to issues of (i) quality or efficiency of care, (ii) professional competence or judgment, (iii) breach of patient confidence, (iv) inappropriate behavior related to patients, other clinical personnel or occurring in clinical situations, (v) unprofessional conduct which may disrupt clinical operations or relationships necessary to quality clinical care, (vi) adequacy and appropriateness of clinical records,
(vii) conformance to professional practice standards, (viii) matters of ethics, or (ix) practice impairments or limitations, including those due to issues of physical or mental health, or potential addiction:

     a.   conduct the corporation's quality assurance or CQI program;

     b.   conduct utilization review;

     c. gather information and make recommendations regarding credentialing of the corporation's personnel and contractors (including investigation of performance of candidates at other practice sites through communication with other peer review committees and personnel and gathering of professional performance information from

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corporate sources);

     d. conduct and evaluate patient surveys relating to professional performance;

     e. conduct, implement and oversee individual remedial education, proctoring, monitoring or other oversight accepted by clinic personnel or imposed by peer review or other authorized corporate processes;

     f. conduct research regarding practice patterns and outcomes of treatment rendered, authorized or recommended by the corporation's clinical personnel;

     g. make recommendations to the Board of Directors concerning training, supervision or discipline of clinical providers within corporation programs;

     h. determine and provide to the involved practitioner and the Board of Directors an annual summary of its conclusions regarding the relative level of individual practitioner conformance to corporation practice standards and initiate processes for remedial education or other appropriate action for those not meeting the standards;

     i. conduct investigations of alleged nonconformance, deficiencies or deviations in clinical practitioners' professional activities;

     j. conduct informal conferences with clinical personnel, mediation and hearings as provided in the corporation's Peer Review Policy and Procedures; and


     k. make recommendations to the Board of Directors concerning grant, denial, restriction or termination of clinical practice authority within corporation programs for individual health care providers.

     Sec. 3. The Peer Review Committee is and shall be conducted as a committee within the scope of the Oregon Peer Review Statute (ORS 41.675, as amended from time to time). All shareholders, employees, clinical contractors and officers of the corporation, by accepting those positions, accept and agree to abide by the statutory immunity and privileges which attach to peer review data and proceedings, and further agree to maintain the confidentiality of all peer review information and proceedings, including information submitted to the Peer Review Committee or other committee which constitutes a peer review committee or body under the statute, or their agents, and information concerning the proceedings and recommendations of a peer review committee or body or their agents. In gathering information for or submitting information to a peer review committee or carrying out any directive of the Peer Review Committee, its subcommittees, hearing panels, officials or other agents (including but not limited to acts specified by policy or procedure), all officers, employees and agents of the corporation shall be deemed to be acting on behalf of the Peer Review Committee and under its authority and umbrella, and

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shall be subject to the same immunity and privilege as provided by law for appointees to the committee. Any person requested to divulge information which may be subject to the peer review privilege shall decline the request and refer the person or entity making the request to the corporation's Administrator.

     Sec. 4. The corporation's Peer Review Policy and Procedures shall be designed to comply with provisions of the federal Health Care Quality Improvement Act (as it is amended from time to time) relating to group medical practices providing health care services and following a formal peer review process for the purpose of furthering quality health care. The peer review activities of the corporation shall be conducted in accordance with the principles of that Act and the corporation shall make reports to the data bank as required by that Act. The corporation's Peer Review Policy and Procedures shall be adopted, amended, repealed or replaced only in the manner provided for amendment of these Bylaws. The corporation's Peer Review Policy and Procedures shall be reviewed periodically by the Board to determine conformity with the federal Health Care Quality Improvement Act (as amended) and the Oregon peer review statute (as amended) and other relevant law. The Board shall recommend to the shareholders revisions to the Peer Review Policy and Procedures as necessary to maintain such conformity. Copies of revised Peer Review Policy and Procedures shall promptly be made available to all corporate shareholders, employees and clinical contractors. At their next renewal or award after the enactment of this provision and at all times thereafter, the employment or other contracts of all such personnel shall contain provisions to implement and enforce the requirements of this Article XV and the Peer Review Policy and Procedures.

     Sec. 5. In addition to the immunity provided by law, and in order to encourage and secure candid, thorough and unhampered investigation, discussion and review of professional qualifications and conduct in a professional setting rather than by judges, jurors, and other lay persons, all clinical personnel who are shareholders or employees of the corporation or who perform clinical services on its behalf pursuant to a contract or other agreement, hereby agree as follows: (i) that the processes, procedures and safeguards provided in the Peer Review Policy and Procedures are fair and adequate to protect the rights of all persons subject to peer review, and the processes for approval of changes to such Policy and Procedures are adequate to assure that they remain so; (ii) to submit all disputes and issues within the scope of the Peer Review Committee's authority, as defined in the corporation's bylaws at the time, to the corporation's Peer Review Committee for resolution in the manner specified in the Peer Review Policy and Procedures in effect at the time the issue arises and not to initiate, pursue or permit any form of legal action, complaint, review or remedy by any other entity or person until all review and procedures available under the corporation's Peer Review Policy and Procedures have been exhausted; and (iii) that all participants in the corporation's peer review processes permitted or required by its Peer Review Policy and Procedures to give or receive information, take action or make decisions or recommendations of any kind (including witnesses and other sources of information, members of the committees, subcommittees,

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boards, hearing panels or other groups specified in the Policy and Procedures and the consultants, officials, and agents of such groups) shall be absolutely immune from any claim for civil damages by reason of their acts or failure to act in carrying out the corporation's peer review activities, whether such acts are asserted to be negligent, intentional, malicious or otherwise wrongful o unlawful.

     Sec. 6. The Professional Standards Committee, acting separately from the participation of its members in the functions of the Peer Review Committee, shall develop and propose for approval by the shareholders and adoption by the Board of Directors Professional Standards for application in clinical and professional practices in the corporation's facilities and programs. Professional Standards approved and adopted in accordance with Section 7 shall be in effect for the fiscal year for which approved and adopted. The Professional Standards Committee shall also develop and propose for adoption by the Board of Directors mechanisms for scoring and measuring conformance to the adopted standards and weighing various conformance measures ("application methods and policies"). Professional Standards may include, but are not limited to:

     a. preferred clinical practices and approaches based on outcomes research, professional criteria, or standards proposed or implemented by other professional groups or considered advantageous by the committee for trial by the corporation;


     b.   indicators of good patient communications and relationships;

     c. standards for implementation of specified preventive medicine practices and procedures;

     d. measures of conformance to independent accreditation, legal or other external standards relating to professional conduct;

e.   indicators of appropriate medical records practices;

f.   standards for expected complication rates or outcomes; and

     g. any other indicators of quality professional performance relevant to the corporation's practice.

     Sec. 7. The Professional Standards Committee shall annually present the Professional Standards recommended by the Professional Standards Committee for such fiscal year (or, if Professional Standards have already been approved and adopted for such fiscal year, for the fiscal year immediately following) to the shareholders and seek the approval of the Professional Standards by a majority of the shareholders. Upon any such approval by the shareholders, the Professional Standards, as approved, shall be referred to the Board of Directors for adoption for the fiscal year for which proposed. If the

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

Professional Standards proposed by the Professional Standards Committee are not approved by the shareholders or, notwithstanding any such approval, not adopted by the Board of Directors, any Professional Standards then in effect shall cease to be of force and effect as of the end of the fiscal year for which such Professional Standards are effective. The Board of Directors shall have authority to adopt any application methods and policies proposed from time to time by the Professional Standards Committee. Promptly following the adoption by the Board of Directors of any Professional Standards or of any application methods and policies, the Professional Standards Committee shall distribute written copies of the resulting standards and information regarding application methods and policies to all affected personnel. The Professional Standards Committee shall periodically solicit and receive suggestions from departments and clinical administrative personnel concerning revision and supplementation of the Professional Standards and application methods and policies. The Professional Standards Committee may from time to time propose modifications to Professional Standards then in effect in response to suggestions received from a department or from clinical administrative personnel. The Board of Directors may adopt any such modification and cause it to be effective immediately upon adoption with respect to the Professional Stadards then in effect notwithstanding that, generally, Professional Standards may be adopted only with the approval by a majority of the shareholders.

                                   ARTICLE XVI
                                 INDEMNIFICATION

     Sec. 1. The corporation shall indemnify and hold harmless the following persons:

          Any member of the Board of Directors

          Any member of the Peer Review Committee and any consultant, hearings officer or panel member, assistant or agent of the Peer Review Committee whose appointment has been approved by the corporation's President (or person acting in capacity of President)


          Any other person employed by the corporation who is appointed by the Board of Directors to review a matter for the Board

          Any administrator or medical director of the corporation from any liability incurred by that person while that person is acting reasonably in good faith in the scope of the person's authority on behalf of the corporation.

As part of this indemnification policy, the corporation will hire counsel, provide and pay for the cost of defense and pay any judgment against a covered person not otherwise covered by insurance so that said person will not be out-of-pocket for expenses incurred while

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

serving the interests of the corporation. The Board of Directors shall determine whether a person is acting reasonably and in good faith. This agreement shall not apply if the person acts outside the scope of the person's authority, acts in bad faith, acts in a clearly unreasonable manner or intentionally intends to harm a person in some manner. Indemnification may only be paid out of the assets of the corporation and may not be collected out of the individual assets of the stockholders of the corporation. Indemnification will not be made to the extent the loss is covered by insurance unless the insurance was procured by the corporation and covers the relevant conduct to the extent the corporation is required to or has voluntarily paid or advanced indemnification (including defense costs). At any time the corporation is required or consents to advance defense costs or provide indemnity, it shall be entitled to approve or appoint legal counsel, settle the matter on terms not requiring payment from the personal noninsurance assets of the individual indemnified, and approve any settlement or other major defense strategy in advance, including but not limited to decisions concerning appeal, cross or counterclaims, joinder of other parties, removal or other change of forum and any other matter required for it to avail itself of the benefits of corporation-procured insurance.

                                  ARTICLE XVII
                                   AMENDMENTS

     Sec. 1. The power to amend these Bylaws is expressly reserved to the shareholders by the Articles of Incorporation. These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock of the corporation.

Sec. 2. These Bylaws are amended and restated effective as of December 31, 1996.

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                                   ORS 41.675
                               (AS REVISED, 1995)

"41.675 INADMISSIBILITY OF CERTAIN HEALTH CARE FACILITY AND TRAINING DATA. (1) As used in subsection (2) of this section, "data" means written reports, notes or records of tissue committees, governing bodies or committees including medical staff committees of a health care facility licensed under ORS chapter 441, medical staff committees of the Department of Corrections and similar committees of professional societies, a health care service contractor as defined in ORS 750.005, an emergency medical service provider as defined in ORS
41.685 or any other medical group in connection with bona fide medical research, quality assurance, utilization review, credentialing, education, training, supervision or discipline of physicians or other health care providers, or in connection with the grant, denial, restriction or termination of clinical privileges at a health care facility. The term also includes the written reports, notes or records of utilization review and peer review organizations.

     (2) All data shall be privileged and shall not be admissible in evidence in any judicial, administrative, arbitration or mediation proceeding, but this section shall not affect the admissibility in evidence of a party's medical records dealing with a party's hospital care and treatment.

     (3) A person serving on or communicating information to any governing body or committee described in subsection (1) of this section shall not be examined as to any communication to that committee or the findings thereof.

     (4) A person serving on or communicating information to any governing body or committee described in subsection (1) of this section shall not be subject to an action for civil damages for affirmative actions taken or statements made in good faith.

     (5) Subsection (2) of this section shall not apply to proceeding in which a health care practitioner contests the denial, restriction or termination of clinical privileges by a health care facility or the denial, restriction or termination of membership in a professional society or any other health care group. However, any data so disclosed in such proceedings shall not be admissible in any other judicial, administrative, arbitration or mediation proceeding.

     [ORS 41.675, AS MODIFIED BY THE OREGON LEGISLATURE, EFFECTIVE 9-9-1995]

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